Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and ”Experts” in the Statement of Additional Information and to the use of our report dated March 14, 2005 with respect to the consolidated financial statements and schedules of American Equity Investment Life Insurance Company for the year ended December 31, 2004 in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4 No. 333-46593) under the Securities Act of 1933 and related Prospectus of American Equity Life Annuity Account (Individual Flexible Premium Deferred Variable Annuity Contract) dated May 10, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

May 8, 2007